Exhibit (d)(9)

NICE SYSTEMS, LTD.

2008 SHARE INCENTIVE PLAN

Personal - Confidential

Dear ______________,

Notice of An Option Award According to Section 102 of the Income Tax Ordinance

          We, Nice Systems Ltd. (the “Company”), pursuant to our “Nice Systems Ltd. 2008 Share Incentive Plan” and its addendum for Israeli Grantees (collectively, the “Plan”) and in accordance with our Offer to Exchange Certain Outstanding Share Options, dated June 23, 2009 (the “Exchange Offer”), 2009, hereby grant you options (the “Options”)to purchase the number of shares of the Company’s Ordinary Shares, nominal value NIS 1.00 each (the “Shares”) set forth below. The Options are subject to all of the terms and conditions as set forth herein and in the Plan, all of which are incorporated herein in their entirety. Unless otherwise stated, all capitalized terms in this Award Notice shall be interpreted as defined in the Plan.

Grantee Oracle ID:

Name of Grantee:

Date of Grant:	August 5, 2009

Number of Shares Subject to Options:

Exercise Price Per Share:	$22.53

Expiration Date:	6 Years from the Date of Grant

Type of Grant: 102 Options under the Capital Gains Route.

Vesting Schedule: 25% of the Options shall vest on each of the first, second, third, and fourth anniversaries of the Date of Grant, If the number of shares subject to your Options is not divisible by four, then the remaining shares will be allocated to the fourth vesting date.

          You shall be entitled to acceleration of the vesting of your Options under the conditions set forth in Section 7.4(b) of the Plan.

          The Options will be deposited with a trustee approved by the Israeli Tax Authority for this purpose (the “Trustee”), who will hold them in trust on your behalf, all as set forth in Section 3 below.

          Nothing contained herein shall derogate from, or add to, your employment agreement with the Company, nor shall it be construed as an obligation on the part of the Company, except for the grant explicitly detailed herein.

          We wish to remind you that the details of this Award Notice are personal and confidential. Please do not discuss the matter with any person other than with your direct manager or the relevant HR representative of the Company.

          The main terms of the Options, including your right to exercise such Options, are detailed in the Plan and in this Award Notice. Furthermore, the Options are subject to the following provisions:

          The Options are exercisable by you, subject to the aforesaid and to the other terms of the Plan, following the lapse of their Vesting Schedule and until their Expiration Date, as defined above (the “Exercise Period”). In the event any Options remain unexercised following the lapse of the Exercise Period, such Options and all the rights attached thereto shall expire.

1.	Exercise of Options:
          Once the Options may be exercised (subject to the provisions hereto) and all other conditions for exercising the Options are fulfilled, you are entitled to notify the Trustee (through Tamir Fishman or any other service provided designated by the Company), by delivering a “Notice of Exercise” (in the form that will be provided to you by Tamir Fishman or any other service provided designated by the Company), that you wish to exercise a certain number of Options (but not more than the number of Options that have become exercisable until such date). The Notice of Exercise shall be accompanied by payment for the Shares, equal to the product of (x) the number of Options you wish to exercise, and (y) the Exercise Price per Share.

2.	Israel Tax Consequences:
          The Israel tax consequences of this grant are discussed in Appendix A attached hereto.

3.	Trust:
          To secure performance of tax law requirements, the Options awarded to you according to this Award Notice will be held in trust by the Trustee that was approved for this purpose by the tax authorities, who shall release them to you only upon full compliance with the legal requirements and the terms of the Plan. For this purpose, a Trust Deed was signed between the Company and the Trustee, which shall be delivered to you upon your request by the Company’s General Counsel or Director of Compensation and Benefits. The conditions of the Trust Deed apply to the Options awarded to you; thus, you are required to carefully read the provisions of the said Trust Deed.

4.	Plan:
          A more detailed outline of the terms relating to the Options is contained in the Plan, as adopted by the Board of Directors of the Company. The Plan is held by the Company’s General Counsel or Corporate Director of Compensation and Benefits, and you are requested to thoroughly review its terms and provisions. Should you require further explanations - please contact the Company’s General Counsel or Corporate Director of Compensation and Benefits who shall endeavor to assist you as much as possible.

5.	Participation in the Plan:
          Your participation in the Plan is conditioned upon your signing this Award Notice and the undertaking below, and meeting all the requirements set by law for the award of options under the Capital Gains Route, including the terms of Section 102 and the 102 Rules.

6.	Non-Transferability:
          The Options that are granted to you are not transferable, except for as explicitly allowed under the Plan. In addition, your rights to sell Exercised Shares may be subject to certain limitations imposed by applicable law, and to any request made by the Company or its underwriters, if applicable (including a lock-up period), from time to time, or upon a specific occurrence, and you hereby unconditionally agree and accept any such limitations.

7.	Understanding the Plan:
          It is hereby clarified that this Award Notice is not, and cannot be, a substitute for the full and thorough understanding of the Plan. The Plan and the Trust Deed include important details that you should know and understand. This Award Notice is subject to all terms and provisions of the Plan. In any case of contradiction between this Award Notice and the Plan, the provisions of the Plan shall prevail.

Lastly, we would like to remind you once again that the Company’s General Counsel or Corporate Director of Compensation and Benefits can assist you in any way and provide you any required explanation in relation to the exercise of your rights according to this Award Notice.

Sincerely yours,

Nice Systems Ltd.

Consent

I understand that the Plan and this Award Notice constitute the entire agreement between me and the Company with respect to the Options granted hereunder and supersede in their entirety all prior undertakings and agreements of the Company and myself, both written and oral, with respect to the Options granted hereunder (including the Shares underlying such Options). I have reviewed the Plan and this Award Notice in their entirety, and had an opportunity to obtain the advice of counsel prior to executing this Award Notice and fully understand all provisions of the Award Notice.

I hereby approve and agree to all the aforesaid in this Award Notice and the Trust Deed and I declare that I am familiar with the provisions of Section 102 and the Capital Gains Route. I hereby undertake not to sell or transfer the Options and/or the Exercised Shares prior to the lapse of the Trust Period, unless I pay all taxes, which may arise in connection with such sale and/or transfer. I hereby represent and warrant that I will acquire any Shares hereunder for my own account and not as a nominee or agent for any other person, nor with a view to or for distribution.

Grantee’s Name:	Signature:	Date:

APPENDIX A TO NOTICE OF OPTION AWARD

Israel Tax Consequences of Option Grant

          The following describes the Israeli tax consequences of the grant of options based upon the law and regulations in effect on the date hereof. You are reminded that the law can change at any time, possibly retroactively, so you are advised to consult with your own suitably qualified independent tax adviser with respect to the tax consequences of receiving and exercising options or disposing of shares.

1.

Your attention is drawn to the Plan (particularly Paragraph 14 and Appendix A) in relation to the liability and withholding of Taxes. Any Tax resulting from the grant, vesting, or exercise of any Options (as applicable), or the subsequent disposition of, Shares subject thereto or from any other event or act (of the Company or yours), shall be borne exclusively by you, and the Company shall bear no liability in respect of any applicable Tax or expense resulting therefrom. The Company will withhold any such Tax which it is obligated to deduct as a result of these events.

2.

The Option award is subject to the provisions of Section 102 of the Income Tax Ordinance [New version], 1961 (“Section 102” and the “Ordinance”, respectively) as updated from time to time, as well as regulations promulgated thereunder (for example, Income Tax Rules (Tax Relief in Issuance of Shares to Employees), 2003) and statements of practices or circulars issued by the Israeli Tax Authority in this regard from time to time (collectively “Israeli Tax Law”).

3.

The Company elected the Capital Gains Route in Section 102(b)(2) of the Ordinance (the “Capital Gains Route”) for the purpose of the taxation of your income and gains from the Options. In accordance with the Capital Gains Route and current Israeli Tax Law, as the Options or the Exercised Shares are to be held in trust by the Trustee (see Section 3 below) for the applicable period of time (which is currently two years from the date of this Award) (the “Trust Period”), then generally, a portion of the income and gains derived from the sale of Exercised Shares may be classified as capital gains rather than ordinary work income, as described below:

(i)

Since there is an exercise price of NIS 1.00 per Option, a benefit is derived at the time of grant of the Options, which is equal to the difference between (a) the average closing price of the Company’s Share or ADR on a stock exchange during 30 trading days prior to the Date of Grant, and (b) NIS 1.00 per Share. Such benefit, multiplied by the relevant number of Exercised Shares (and minus any stock administration fees), will be subject to Tax at the time of sale of the Exercised Shares, or a Transfer, as ordinary work income (i.e. at your marginal tax rate).[1] In addition, this gain may be subject to social security and national health insurance payments as required by applicable law.

The benefit, if any, derived at the time of grant of the Options, which is equal to the difference between (a) the average closing price of the Company’s Share or ADR on a stock exchange during 30 trading days prior to the Date of Grant, and (b) $22.53 per Share, multiplied by the relevant number of Exercised Shares (and minus any stock administration fees), will be subject to Tax at the time of sale of the Exercised Shares, or a Transfer, as ordinary work income (i.e. at your marginal tax rate).[2] In addition, this gain may be subject to social security and national health insurance payments as required by applicable law.

(ii)

Any excess gain from the sale of Exercised Shares, above the benefit amount described in the previous clause, will be classified as capital gains under the Capital Gains Route, and will be subject to a tax rate of 25%, which under certain circumstances and subject to certain conditions is a lower tax rate than the tax rate applicable to ordinary work income.

4.

Please note that any Tax payable, as described above, will be withheld at source by the Company at the time of sale of the Exercised Shares or a Transfer, in accordance with the provisions of Israeli Tax Law, and the transfer of Exercised Shares to you is conditioned upon the payment of such Tax.

5.

Please note further that any change in your personal circumstances, for example, a relocation to another country, may result in tax consequences or changes in the tax treatment of your Options, and you are advised to seek specific tax advice in any such case.

6.	The complete current versions of Israeli Tax Law as well as an explanatory helpsheet shall be delivered to you upon your request by the Company’s Corporate VP Finance.

7.

Please note that in accordance with the Capital Gains Route and current Israeli Tax Law, you shall not be entitled to sell the Exercised Shares or execute a Transfer, prior to the lapse of the Trust Period. Furthermore, any and all rights issued in respect of the Exercised Shares, including bonus shares but excluding cash dividends (“Rights”), shall be deposited with the Trustee and held thereby until the lapse of the Trust Period, and such Rights shall be subject to the Capital Gains Route. Notwithstanding the aforesaid, in the event that you do sell Exercised Shares or Rights or execute a Transfer prior to the lapse of the Trust Period, tax will be withheld at source by the Company in accordance with Israeli Tax Law. In such case, your income and gains shall be classified and taxed as ordinary work income, rather than capital gains.

8.	The Options are subject to the provisions of a special tax ruling. For further information you are referred to Chapter 13 of the Exchange Offer.

[1]

The above tax description is a general summary only and does not refer to expenses involved with the exercise of Options and sale of Exercised Shares or changes in the Israeli Consumer Price Index or foreign currency exchange rates, which may impact the final tax calculation.

[2]

The above tax description is a general summary only and does not refer to expenses involved with the exercise of Options and sale of Exercised Shares or changes in the Israeli Consumer Price Index or foreign currency exchange rates, which may impact the final tax calculation.